Contact:  David B. Cook, President          FOR IMMEDIATE RELEASE
          (606) 248-1095





                   HFB FINANCIAL CORPORATION
             DECLARES FIVE FOR THREE STOCK SPLIT
            IN THE FORM OF 66 2/3% STOCK DIVIDEND


     The Board of Directors of HFB Financial Corporation on May 20, 1997 declared a five for three stock split in the form of a 66 2/3% stock dividend on the Company's outstanding Common Stock. The stock dividend is payable on June 30, 1997 to stockholders of record as of June 15, 1997.

     Stockholders will receive five shares of Common Stock for each three shares they hold on the record date. Stockholders entitled to receive fractional shares will receive cash based on the stock's market price on June 15, 1997. Management antici pates the Corporation's next regular semi-annual cash dividend will be paid on September 30, 1997, and expects the current dividend rate per share will be reduced proportionately for both the current and new shares.

     David B. Cook, President of the Company, stated that the Board of Directors determined that the payment of the stock dividend was appropriate in light of the Company's capital position, market price of the Common Stock and recent operating results. He noted that any further dividends will depend upon the Company's financial condition, earnings, equity structure, capital needs, regulatory requirements and economic conditions.

     HFB Financial Corporation is the holding company for Home Federal Bank which specializes in residential mortgage lending and banking services. The Bank serves Eastern Kentucky and Northeastern Tennessee from its main office in Middlesboro, Kentucky and branch offices in Harlan, Kentucky and New Tazewell, Tennessee. Total assets of HFB Financial Corporation at March 31, 1997 were $155.5 million and stockholders' equity was $15.8 million.